Exhibit 99

FOR RELEASE –– JULY 25, 2012

Corning Announces Second-Quarter Results

Sequential LCD Glass Price Moderates

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced its results for the second quarter of 2012.

Second-Quarter Summary
•	Sales were $1.9 billion, essentially even with last quarter, but 5% lower than a year ago.
•	Earnings per share were $0.30. Excluding special items, earnings per share were $0.31,* a 35% year-over-year decline.
•
Display Technologies wholly owned business LCD glass volume declined by mid-single digits on a sequential basis and increased by mid-single digits year over year. Volume at Samsung Corning Precision Materials Co., Ltd. increased by the mid-single digits on a sequential basis, but declined by low-double digits from a year ago.

•	LCD price declines were much more moderate this quarter.
•	Telecommunications sales increased 10% sequentially and were up slightly on a year-over-year basis.
•	Specialty Materials sales, which include Corning® Gorilla® Glass, increased slightly sequentially and 5% year-over-year.

Quarter Two Financial Comparisons
	Q2 2012	Q1 2012	% Change	Q2 2011	% Change
Net Sales in millions	$1,908	$1,920	(1%)	$2,005	(5%)
Net Income in millions	$ 462	$ 462	0%	$ 755	(39%)
Non-GAAP Net Income in millions*	$ 465	$ 463	0%	$ 758	(39%)
GAAP EPS	$ 0.30	$ 0.30	0%	$ 0.47	(36%)
Non-GAAP EPS*	$ 0.31	$ 0.30	3%	$ 0.48	(35%)
*These are non-GAAP financial measures.  The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations website.

Reflecting on Corning’s second-quarter performance, Wendell P. Weeks, chairman, chief executive officer, and president, said, “We had a solid second quarter in terms of sales and earnings performance. We achieved much more moderate price declines for our LCD glass as set forth in our goals that we shared in February. Additionally, LCD glass retail and supply chain market statistics were generally in line with our expectations. As a whole, our other businesses grew 2% year-over-year.”

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Corning Announces Second-Quarter Results
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“However, we are concerned about the continuing economic challenges in Europe and China’s decelerating GDP growth. We have seen signs that the unsettled global economy impacted some of our businesses in the past quarter. For example, in Europe our Environmental Technologies segment saw reduced sales of light-duty filters for auto emission systems. We are alert to the fact that the economic woes may grow, and consumers may reduce their spending, which could impact our customers. If we see further weakness, we will respond with appropriate actions,” Weeks said.

Second-Quarter Segment Results
Sales in the Display Technologies segment were $641 million, a 9% sequential and 16% year-over-year decline. LCD glass price declines were, as expected, much more moderate.

Telecommunications segment sales were $559 million, a 10% sequential and 2% year-over-year increase. The sequential gain was driven by stronger optical fiber and cable products and enterprise network solutions sales. North America and China were the most robust geographies for Corning’s Telecommunications segment.

Specialty Materials segment sales were $296 million, a 3% sequential and 5% year-over-year improvement. The increase was driven by Gorilla Glass sales in the handheld and information technology device markets.

Environmental Technologies segment sales were $249 million, a 5% sequential and 3% year-over-year decline. The company saw strength in its heavy-duty diesel products sales in the quarter, offset by weakness in light-duty (auto) product sales, the result of planned seasonal auto manufacturing plant shutdowns and weakness in the European market.

Life Sciences segment sales were $162 million, representing 5% sequential and year-over-year increases. The company anticipates the completion of the BD Biosciences Discovery Labware unit acquisition by year-end, pending U.S. government regulatory approvals.

Dow Corning Corporation’s equity earnings were $61 million, increasing 74% sequentially, but declining 36% on a year-over-year basis. The second quarter increase, without one-time gains, would have been 43%*. Dow Corning saw sequential quarterly sales improvements in both its silicone and polysilicon segments.

Corning’s gross margin for the quarter was 42%, consistent with the previous quarter. The company ended the second quarter with $6.3 billion in cash and short-term investments. During the quarter, Corning spent $314 million in stock buybacks.

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Corning Announces Second-Quarter Results
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Looking Forward
“We are pleased with the  progress we have made against the goals we outlined in February for stabilizing our Display Technologies segment earnings and growing our other businesses,” James B. Flaws, vice chairman and chief financial officer, said. “We are moving forward on new opportunities in high performance displays, and our recently formed OLED equity venture in Korea. We are excited about the possibilities for Corning® Willow™ Glass, an ultra-slim flexible glass that may enable some very unique opportunities for us.”

For the third quarter, Flaws noted that Corning expects LCD glass volume for the company’s wholly owned business and Samsung Corning Precision to grow in the low double digits sequentially. The stronger glass volume should be driven by normal industry seasonality, along with continued demand for tablet computers and larger TV sizes. Glass price declines in the quarter are expected to remain moderate.

Telecommunications segment sales are expected to be consistent with the previous quarter and consistent with normal seasonal trends. Corning expects sales of optical fiber and cable in China to remain strong.

Specialty Materials segment sales are anticipated to increase 10% to 15% sequentially, reflecting improved Gorilla® Glass sales during the quarter.

Environmental Technologies segment sales are expected to be similar to the previous quarter.

In the Life Sciences segment, Corning forecasts sales to be consistent to up slightly over second-quarter results.

Dow Corning equity earnings in the third quarter are expected to decline about 30%, driven primarily by the non-repeat of an $11 million gain in the second quarter. Normal summer manufacturing shutdowns will contribute to the sequential decline.

Corning’s tax rate in the third quarter is anticipated to be approximately 19%.

“Our first-half performance was in line with our expectations. Our LCD glass business remains highly profitable, and our other businesses in aggregate grew year-over-year,” Flaws said.

“Current economic conditions may present challenges for the near term. In spite of this, we anticipate continued growth in several of our businesses in the third quarter,” he said.

Upcoming Investor Events
Corning will present at the 2012 Citi Technology Conference in New York on Sept. 6.

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Corning Announces Second-Quarter Results
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Second-Quarter Conference Call Information
The company will host a second-quarter conference call on Wednesday, July 25 at 8:30 a.m. ET. To participate, please call toll free (800) 230-1085 or for international access call (612) 288-0337 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER TWO’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s website at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5 p.m. ET, Wednesday, August 8, 2012. To listen, dial (800) 475-6701 or for international access dial (320) 365-3844. The access code is 253774. The webcast will be archived for one year following the call.

Presentation of Information in this News Release
Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s website by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

Forward-Looking and Cautionary Statements
This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political or financial instability, natural disasters, adverse weather conditions, or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; retention of key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

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Corning Announces Second-Quarter Results
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About Corning Incorporated
Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 160 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy, and metrology.

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Ann S. Nicholson
(607) 974-4197	(607) 974-6716
collinsdf@corning.com	nicholsoas@corning.com

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net sales	$1,908	$2,005	$3,828	$3,928
Cost of sales	1,111	1,116	2,217	2,165

Gross margin	797	889	1,611	1,763

Operating expenses:
Selling, general and administrative expenses	291	284	570	534
Research, development and engineering expenses	188	172	375	328
Amortization of purchased intangibles	4	4	9	7
Asbestos litigation charge (Note 1)	5	5	6	10

Operating income	309	424	651	884

Equity in earnings of affiliated companies	259	428	477	826
Interest income	3	5	7	9
Interest expense	(24)	(22)	(44)	(49)
Other income, net	8	43	37	70

Income before incomes taxes	555	878	1,128	1,740
Provision for income taxes	(93)	(123)	(204)	(237)

Net income attributable to Corning Incorporated	$462	$755	$924	$1,503

Earnings per common share attributable to Corning Incorporated:
Basic (Note 2)	$0.31	$0.48	$0.61	$0.96
Diluted (Note 2)	$0.30	$0.47	$0.61	$0.95
Dividends declared per common share	$0.075	$0.05	$0.15	$0.10

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited; in millions)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net income attributable to Corning Incorporated	$462	$755	$924	$1,503
Other comprehensive income (loss), net of tax	4	241	(47)	421

Comprehensive income attributable to Corning Incorporated	$466	$996	$877	$1,924

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except per share amounts)

	June 30, 2012	December 31, 2011

Assets

Current assets:
Cash and cash equivalents	$5,008	$4,661
Short-term investments, at fair value	1,337	1,164
Total cash, cash equivalents and short-term investments	6,345	5,825
Trade accounts receivable, net of doubtful accounts and allowances	1,157	1,082
Inventories	999	975
Deferred income taxes	441	448
Other current assets	436	347
Total current assets	9,378	8,677

Investments	4,870	4,726
Property, net of accumulated depreciation	10,751	10,671
Goodwill and other intangible assets, net	916	926
Deferred income taxes	2,565	2,652
Other assets	274	196

Total Assets	$28,754	$27,848

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$29	$27
Accounts payable	929	977
Other accrued liabilities	934	1,093
Total current liabilities	1,892	2,097

Long-term debt	3,229	2,364
Postretirement benefits other than pensions	900	897
Other liabilities	1,331	1,361
Total liabilities	7,352	6,719

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,645 million and 1,636 million	823	818
Additional paid-in capital	13,096	13,041
Retained earnings	10,029	9,332
Treasury stock, at cost; Shares held: 155 million and 121 million	(2,458)	(2,024)
Accumulated other comprehensive loss	(136)	(89)
Total Corning Incorporated shareholders’ equity	21,354	21,078
Noncontrolling interests	48	51
Total equity	21,402	21,129

Total Liabilities and Equity	$28,754	$27,848

See accompanying notes to these financial statements.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Cash Flows from Operating Activities:
Net income	$462	$755	$924	$1,503
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	238	232	473	458
Amortization of purchased intangibles	4	4	9	7
Cash received from settlement of insurance claims				66
Stock compensation charges	16	22	40	45
Earnings of affiliated companies (in excess of) less than dividends received	(256)	(359)	44	(437)
Deferred tax (benefit) provision	(26)	81	21	96
Employee benefit payments less than (in excess of) expense	33	34	(33)	68
Changes in certain working capital items:
Trade accounts receivable	(19)	(122)	(68)	(243)
Inventories	(47)	(64)	(35)	(143)
Other current assets	(7)	(16)	(54)	(42)
Accounts payable and other current liabilities, net of restructuring payments	6	40	(45)	(43)
Other, net	166	(61)	56	(216)
Net cash provided by operating activities	570	546	1,332	1,119

Cash Flows from Investing Activities:
Capital expenditures	(441)	(494)	(853)	(1,026)
Acquisitions of businesses, net of cash received				(148)
Investments in affiliates	(104)		(111)
Short-term investments – acquisitions	(640)	(962)	(1,168)	(1,845)
Short-term investments – liquidations	648	949	989	1,852
Other, net	2	2	4	5
Net cash used in investing activities	(535)	(505)	(1,139)	(1,162)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(3)	(2)	(13)	(12)
Principal payments under capital lease obligations			(1)	(32)
Proceeds from issuance of long-term debt, net	95		886
Payments to settle interest rate hedges			(18)
Proceeds from the exercise of stock options	3	9	19	73
Repurchase of common stock for treasury	(314)		(386)
Dividends paid	(113)	(79)	(227)	(158)
Net cash (used in) provided by financing activities	(332)	(72)	260	(129)
Effect of exchange rates on cash	(185)	70	(106)	183
Net (decrease) increase in cash and cash equivalents	(482)	39	347	11
Cash and cash equivalents at beginning of period	5,490	4,570	4,661	4,598

Cash and cash equivalents at end of period	$5,008	$4,609	$5,008	$4,609

Certain amounts for 2011 were reclassified to conform to the 2012 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended June 30, 2012
Net sales	$641	$559	$249	$296	$162	$1	$1,908
Depreciation (1)	$125	$34	$29	$36	$10	$3	$237
Amortization of purchased intangibles		$2			$2		$4
Research, development and engineering expenses (2)	$26	$35	$26	$37	$5	$29	$158
Equity in earnings of affiliated companies	$184	$2				$9	$195
Income tax (provision) benefit	$(78)	$(17)	$(17)	$(17)	$(5)	$12	$(122)
Net income (loss) (3)	$371	$36	$34	$34	$11	$(16)	$470

Three months ended June 30, 2011
Net sales	$760	$548	$258	$283	$155	$1	$2,005
Depreciation (1)	$123	$32	$27	$42	$9	$3	$236
Amortization of purchased intangibles		$2			$2		$4
Research, development and engineering expenses (2)	$27	$32	$23	$36	$5	$24	$147
Equity in earnings of affiliated companies	$319	$1	$1	$5		$2	$328
Income tax (provision) benefit	$(118)	$(22)	$(15)	$(9)	$(7)	$10	$(161)
Net income (loss) (3)	$626	$46	$32	$23	$15	$(20)	$722

Six months ended June 30, 2012
Net sales	$1,346	$1,067	$512	$584	$317	$2	$3,828
Depreciation (1)	$254	$64	$57	$70	$20	$6	$471
Amortization of purchased intangibles		$5			$4		$9
Research, development and engineering expenses (2)	$53	$70	$52	$74	$11	$56	$316
Equity in earnings of affiliated companies	$366	$(2)	$1			$13	$378
Income tax (provision) benefit	$(174)	$(29)	$(37)	$(28)	$(11)	$22	$(257)
Net income (loss) (3)	$792	$57	$74	$55	$23	$(36)	$965

Six months ended June 30, 2011
Net sales	$1,550	$1,022	$517	$537	$299	$3	$3,928
Depreciation (1)	$247	$60	$52	$79	$17	$5	$460
Amortization of purchased intangibles		$3			$4		$7
Research, development and engineering expenses (2)	$52	$61	$46	$65	$9	$46	$279
Equity in earnings of affiliated companies	$613	$4	$1	$8		$9	$635
Income tax (provision) benefit	$(257)	$(41)	$(29)	$(12)	$(14)	$19	$(334)
Net income (loss) (3)	$1,264	$87	$61	$31	$30	$(35)	$1,438

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)
Many of Corning’s administrative and staff functions are performed on a centralized basis.  Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function.  Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
SEGMENT RESULTS
(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):
	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net income of reportable segments	$486	$742	$1,001	$1,473
Non-reportable segments	(16)	(20)	(36)	(35)
Unallocated amounts:
Net financing costs (1)	(44)	(47)	(84)	(99)
Stock-based compensation expense	(16)	(22)	(40)	(45)
Exploratory research	(24)	(19)	(47)	(36)
Corporate contributions	(10)	(11)	(23)	(32)
Equity in earnings of affiliated companies, net of impairments (2)	64	100	99	191
Asbestos settlement (3)	(5)	(5)	(6)	(10)
Other corporate items	27	37	60	96
Net income	$462	$755	$924	$1,503

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)	Primarily represents the equity earnings of Dow Corning Corporation.
(3)
In the three and six months ended June 30, 2012, Corning recorded a charge of $5 million and $6 million, respectively, to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.  In the three and six months ended June 30, 2011, Corning recorded a charge of $5 million and $10 million, respectively, to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	Asbestos Litigation

Pittsburgh Corning Corporation (PCC) was named in numerous lawsuits alleging personal injury from exposure to asbestos and, on April 16, 2000, PCC filed for Chapter 11 reorganization.  Corning, with other relevant parties, proposed a Plan of Reorganization of PCC in 2003, which has not yet been confirmed.  Under this PCC Plan, Corning would contribute certain payments and assets.  In the second quarter of 2012, we recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos litigation liability for the change in value of the components to be contributed by Corning under this PCC Plan.

2.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended June 30,		Three months ended March 31, 2012
	2012	2011

Basic	1,506	1,568	1,516
Diluted	1,518	1,591	1,530
Diluted used for non-GAAP measures	1,518	1,591	1,530

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
QUARTER SALES INFORMATION
(Unaudited; in millions)

	2012
	March 31	June 30	Six Months Ended June 30

Display Technologies	$705	$641	$1,346

Telecommunications
Fiber and cable	254	302	556
Hardware and equipment	254	257	511
	508	559	1,067

Environmental Technologies
Automotive	129	120	249
Diesel	134	129	263
	263	249	512

Specialty Materials	288	296	584

Life Sciences	155	162	317

All Other	1	1	2

Total	$1,920	$1,908	$3,828

	2011
	Q1	Q2	Q3	Q4	Total

Display Technologies	$790	$760	$815	$780	$3,145

Telecommunications
Fiber and cable	248	265	276	262	1,051
Hardware and equipment	226	283	284	228	1,021
	474	548	560	490	2,072

Environmental Technologies
Automotive	123	121	119	113	476
Diesel	136	137	128	121	522
	259	258	247	234	998

Specialty Materials	254	283	299	238	1,074

Life Sciences	144	155	153	143	595

All Other	2	1	1	2	6

Total	$1,923	$2,005	$2,075	$1,887	$7,890

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended June 30, 2012
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2012 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.31	$560	$465

Special items:
Asbestos settlement (a)	-	(5)	(3)

Total EPS and net income	$0.30	$555	$462

(a)	In the second quarter of 2012, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended March 31, 2012
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2012 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.30	$574	$463

Special items:
Asbestos settlement (a)	-	(1)	(1)

Total EPS and net income	$0.30	$573	$462

(a)	In the first quarter of 2012, Corning recorded a charge of $1 million ($1 million after-tax) to adjust the asbestos liability for the change in value of the components of the Amended PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three Months Ended June 30, 2011
(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.48	$883	$758

Special items:
Asbestos settlement (a)	-	(5)	(3)

Total EPS and net income	$0.47	$878	$755

(a)	In the second quarter of 2011, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for the change in value of the components of the Modified PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Dow Corning Corporation, Affiliated Company of Corning Incorporated
Three Months Ended June 30 and March 31, 2012
(Unaudited; amounts in millions)

Corning’s equity in earnings of affiliated companies excluding non-recurring items for the second and first quarters of 2012 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP equity in earnings of affiliated companies is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Q2 2012	Q1 2012	Sequential % Change

Equity in earnings of affiliated companies, excluding non-recurring items	$50	$35	43%

Equity in earnings of affiliated companies (a)	11

Equity in earnings of affiliated companies	$61	$35	74%

(a)	In the second quarter of 2012, equity in earnings of affiliated companies included a $11 million credit for Corning’s share of non-recurring items.

 CORNING INCORPORATED AND SUBSIDIARY COMPANIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE
Three and Six Months Ended June 30, 2012
(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three and six months ended June 30, 2012 is non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission.  Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP).  The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance.  A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended June 30, 2012	Six months ended June 30, 2012

Cash flows from operating activities	$570	$1,332

Less: Cash flows from investing activities	(535)	(1,139)

Plus: Short-term investments – acquisitions	640	1,168

Less: Short-term investments – liquidations	(648)	(989)

Free cash flow	$27	$372